Exhibit 99.1

Contact: Jessica Brown
July 18, 2013	570-724-0257
jessicab@cnbankpa.com

CITIZENS & NORTHERN CORPORATION DECLARES DIVIDEND

FOR IMMEDIATE RELEASE

WELLSBORO, PA - Directors of Citizens & Northern Corporation, parent company of Citizens & Northern Bank, have declared a regular quarterly cash dividend of $0.25 per share. The dividend is payable on August 9, 2013 to shareholders of record as of July 29, 2013.

Declaration of the dividend was made at the July 18, 2013 meeting of the C&N Board of Directors.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Bradford, Cameron, Lycoming, Potter, McKean, Steuben, Sullivan and Tioga Counties. C&N can be found on the worldwide web at www.cnbankpa.com. The Corporation’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.